UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2013

GREAT AMERICAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54010	27-0223495

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21860 Burbank Boulevard, Suite 300 South Woodland Hills, California	91367

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 15, 2013, Great American Group WF, LLC (the “Borrower”), a subsidiary of Great American Group, Inc. (the “Company”), entered into a Second Amended and Restated Credit Agreement and various ancillary documents (the “Restated Credit Agreement”), dated as of July 15, 2013, with Wells Fargo Bank, National Association (“Wells Fargo”), as acknowledged and agreed to by Great American Group, LLC, a subsidiary of the Company, and the Company, as limited guarantors.  The Restated Credit Agreement amended and restated that certain First Amended and Restated Credit Agreement, dated as of December 8, 2010, by and between the Borrower and Wells Fargo to, among other things:

•	extend the term thereof by approximately five years until July 15, 2018;

•	remove GA Asset Advisors Limited, the Company’s subsidiary in the United Kingdom, as a party thereto and remove the related concept of borrowings thereunder for certain transactions within the United Kingdom, with respect to which the Company anticipates entering into a separate credit agreement with an affiliate of Wells Fargo (the “UK Credit Agreement”) which is anticipated to be cross collateralized and integrated in certain respects with the Restated Credit Agreement;

•	confirm that the maximum uncommitted revolving loan amount available thereunder remains at $100,000,000 less the aggregate principal amount borrowed under the UK Credit Agreement (if in effect);

•	adjust the fees payable on letters of credit issued thereunder to (a) 1.75% per annum for any letter of credit that is fully cash collateralized and (b) 3.00% per annum for all other letters of credit, in each case multiplied by the maximum amount available from time to time to be drawn under the applicable letter of credit; and

•	provide the Company with further flexibility to obtain a permitted separate working capital line and the option to cause letters of credit issued in connection the Restated Credit Agreement to be issued from such separate working capital line rather than fully collateralized by cash of the Company.

The interest rate for each revolving credit advance under the Restated Credit Agreement, subject to certain terms and conditions, remains equal to the LIBOR plus a margin of 2.25% to 3.25% depending on the type of advance and the percentage such advance represents of the related transaction for which such advance is provided. The Restated Credit Agreement continues to provide for success fees payable to Wells Fargo in the amount as a percentage of the net profits, if any, earned on liquidation sales funded under the Restated Credit Agreement as set forth therein. In connection with the Restated Credit Agreement, the Company paid a renewal fee of $375,000 and amended and restated its related guaranty agreement with Wells Fargo pursuant to a Third Amended and Restated Guaranty Agreement, dated as of July 15, 2013, by and between the Company and Great American Group, LLC, in favor of Wells Fargo to reflect the changes in the Restated Credit Agreement and to provide for certain changes to the nature of the guaranty if the Company obtains a separate working capital line.

The foregoing descriptions of the Restated Credit Agreement and Third Amended and Restated Guaranty Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Restated Credit Agreement and Third Amended and Restated Guaranty Agreement, copies of which are filed hereto as Exhibit 10.1 and Exhibit 10.2 respectively and are incorporated into this Current Report by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements relating to, among other things, the potential entrance into the UK Credit Agreement. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied. Factors that could cause actual results to differ include (without limitation) the possibility that the UK Credit Agreement and transactions contemplated thereby will not close on the expected terms, or at all. More information about the risks the Company faces is included in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, copies of which may be obtained at the Securities and Exchange Commission’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this Current Report on Form 8-K. We assume no obligation to update such statements.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Credit Agreement, dated as of July 15, 2013, by and between Great American Group WF, LLC and Wells Fargo Bank, National Association
10.2	Third Amended and Restated Guaranty, dated as of July 15, 2013, by and between Great American Group, Inc. and Great American Group, LLC, in favor of Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 19, 2013	GREAT AMERICAN GROUP, INC.

	By:	/s/ Philip J. Ahn
		Name:	Phillip J. Ahn
		Title:	Chief Financial Officer